EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Performance Food Group Company:

We consent to incorporation by reference in the registration statement on Form S-8 of Performance Food Group Company of our reports dated February 3, 2004, relating to the consolidated balance sheets of Performance Food Group Company and subsidiaries as of January 3, 2004 and December 28, 2002, and the related consolidated statements of earnings, shareholders' equity and cash flows for each of the fiscal years in the three-year period ended January 3, 2004 and the related financial statement schedule, which reports appear in the January 3, 2004 annual report on Form 10-K of Performance Food Group Company.

Our report on the consolidated financial statements refers to a change in accounting for business combinations and goodwill and other intangible assets.

/s/ KPMG LLP

Richmond, Virginia

July 14, 2004